Exhibit 99.1
Groupon Announces 1-for-20 Reverse Stock Split
CHICAGO, Ill., June 10, 2020 – Groupon, Inc. (NASDAQ: GRPN) (“Groupon” or the “Company”) announced today that the Company’s board of directors has approved a reverse stock split of the Company’s common stock at a ratio of 1-for-20, following approval of the reverse stock split by the Company’s stockholders at the Annual Meeting of Stockholders held on June 9, 2020.
The reverse stock split will become effective at 5:00 p.m. Eastern time on June 10, 2020. At the effective time, every 20 issued and outstanding shares of the Company’s common stock will be converted and combined into one share of the Company’s common stock, and a proportionate reduction will be made to the Company’s number of authorized shares of common stock.
Beginning with the opening of trading on June 11, 2020, the Company’s common stock will trade on the Nasdaq Global Select Market on a split-adjusted basis under a new CUSIP number, 399473206. The Company’s trading symbol will continue to be “GRPN.”
The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.
No fractional shares will be issued as a result of the reverse stock split. Instead, the Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time of the reverse stock split at the then-prevailing prices on the open market. Stockholders who would have been entitled to a fractional share as a result of the reverse stock split will receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of such sale.
About Groupon
Groupon (NASDAQ: GRPN) is an experiences marketplace that brings people more ways to get the most out of their city or wherever they may be. By enabling real-time mobile commerce across local businesses, live events and travel destinations, Groupon helps people find and discover experiences––big and small, new and familiar––that make for a full, fun and rewarding life. Groupon helps local businesses grow and strengthen customer relationships––resulting in strong, vibrant communities. To learn more about Groupon’s community-building efforts, please visit community.groupon.com.

Investor Relations Contact:
Jennifer Beugelmans
jbeugelmans@groupon.com
Media Relations Contact:
Nick Halliwell
Press@groupon.com